Exhibit 99(a)(5)(g)

独家购股权协议

EXCLUSIVE OPTION AGREEMENT

本独家购股权协议（“本协议”）于 2019 年 9 月 16 日由以下各方在_____订立：

This Exclusive Option Agreement (this “Agreement”) is entered into as of September 16, 2019 by and among the following parties:

(1)	耀世星辉新文娱（北京）科技有限公司（“外资企业”），一家根据中华人民共和国（“中国”）法律在中国北京注册成立的外商独资企业，地址为北京市顺义区高丽营镇文化营村北(临空二路1号科技创新功能区)。外资企业的股权由Glory Star New Media Group Limited（“最终控股股东”），一家在开曼群岛获豁免的有限责任公司，最终实益持有100%；

Glory Star New Media (Beijing) Technology Co., Ltd. (the “WFOE”), a wholly foreign-owned enterprise registered in Beijing, the People’s Republic of China (“China” or “PRC”), under the PRC laws; its address is North of Cultural Camp Village, Gaoliying Town, Shunyi District, Beijing (Science and Technology Innovation Zone, No.1 Linkong Second Road). WFOE’s 100% equity is ultimately and beneficially held by Glory Star New Media Group Limited (the “Ultimate Controlling Shareholder”), a limited liability company exempted in the Cayman Islands;

(2)	霍尔果斯耀世星辉文化传媒有限公司（“霍尔果斯耀世星辉”），一家根据中国法律在中国新疆注册成立的内资公司, 地址为新疆伊犁州霍尔果斯中哈国际边境合作中心B4地块东方劲秀展厅一层1091室；和

Horgos Glory Star Media Co., Ltd. (the “Glory Star”), a domestic company registered in Xinjiang, China, under the PRC laws; its address is Room 1091, 1st Floor, Dong Fang Jin Xiu Exhibition Hall, B4 District, China-Kazakhstan Horgos International Border Cooperation Center, Yili Prefecture, Xinjiang; and

(3)	星璀璨国际传媒（北京）有限公司(“星璀璨”),一家根据中国法律在中国北京注册成立的内资公司, 地址为北京市朝阳区光华路5号院3号楼2层201内19室（“股东一”）；

Xing Cui Can International Media (Beijing) Co., Ltd. (the “Xing Cui Can”), a domestic company registered in Beijing, China, under the PRC laws; its address is Room 19 inside 201, 2nd Floor, Building 3, No.5 Guanghua Road, Chaoyang District, Beijing（the “Shareholder A”）;

张兵，一名中国公民，身份证号为430104196710302635（“股东二”）；

Zhang Bing, a PRC resident (ID No.: 430104196710302635) (the “Shareholder B”);

陆伽，一名中国公民，身份证号为110101198012262512（“股东三”）；

Lu Jia, a PRC resident (ID No.: 110101198012262512) (the “Shareholder C”);

张冉，一名中国公民，身份证号为110108198006286344（“股东四”）；

Zhang Ran, a PRC resident (ID No.: 110108198006286344) (the “Shareholder D”);

贺一星，一名中国公民，身份证号为230103196905085593（“股东五”）；

He Yixing, a PRC resident (ID No.: 230103196905085593) (the “Shareholder E”);

张荣辉，一名中国公民，身份证号为110108196911060733（“股东六”）；

Zhang Ronghui, a PRC resident (ID No.: 110108196911060733) (the “Shareholder F”);

林晖，一名中国公民，身份证号为310110196801157015（“股东七”）；

Lin Hui, a PRC resident (ID No.: 310110196801157015) (the “Shareholder G”);

金晖，一名中国公民，身份证号为31010919680401521X（“股东八”）；

Jin Hui, a PRC resident (ID No.: 31010919680401521X) (the “Shareholder H”);

郦韩英，一名中国公民，身份证号为330625197107244426（“股东九”）；

Li Hanying, a PRC resident (ID No.: 330625197107244426) (the “Shareholder I”);

张颖豪，一名中国公民，身份证号为441900198702090177（“股东十”）；

Zhang Yinghao, a PRC resident (ID No.: 441900198702090177) (the “Shareholder J”);

肖建聪，一名中国公民，身份证号为142623198012123419（“股东十一”）;

Xiao Jiancong, a PRC resident (ID No.: 142623198012123419) (the “Shareholder K”);

梁显宏，一名中国公民，身份证号为412727197804076552（“股东十二”）；

Liang Xianhong, a PRC resident (ID No.: 412727197804076552)(the “Shareholder L”);

北京朗玛峰创业投资管理有限公司（“朗玛峰”），一家根据中国法律在中国北京注册成立的内资公司, 地址为北京市海淀区北四环西路58号18层1818（“股东十三”，与股东一、股东二、股东三、股东四、股东五、股东六、股东七、股东八、股东九、股东十、股东十一和股东十二合称为“股东”）。

Everest Venture Capital Investment Co., Ltd. (the “Everest”), a domestic company registered in Beijing, China, under the PRC laws; its address is Room 1818, 18th Floor, No.58 West North Fourth Ring Road, Haidian District, Beijing（the “Shareholder M”, and together with the shareholders aforementioned, the “Shareholder”）;

（星璀璨、张兵、陆伽、张冉、贺一星、张荣辉、林晖、张颖豪、金晖、郦韩英和朗玛峰以下合称“直接股东”；张兵、陆伽、张冉、贺一星、张荣辉、林晖、金晖、郦韩英、张颖豪、肖建聪和梁显宏以下合称“个人股东”。）

(Shareholder A, Shareholder B, Shareholder C, Shareholder D, Shareholder E, Shareholder F, Shareholder G, Shareholder J, Shareholder H, Shareholder I and Shareholder M, collectively the “Direct Shareholder”; Shareholder B, Shareholder C, Shareholder D, Shareholder E, Shareholder F, Shareholder G, Shareholder H, Shareholder I, Shareholder J, Shareholder K and Shareholder L, collectively the “Individual Shareholder”.)

（以上外资企业、霍尔果斯耀世星辉和股东单独称为“一方”，合称为“各方”）。

(Each of WFOE, Glory Star and the Shareholder, a “Party”, and collectively the “Parties”).

序言

RECITALS

(A)	鉴于，直接股东直接持有霍尔果斯耀世星辉100%的股权（霍尔果斯耀世星辉的具体股东持股情况详见附件一）,其中，星璀璨、张兵、陆伽、张冉、金晖、郦韩英和朗玛峰为霍尔果斯耀世星辉工商登记在册的股东，霍尔果斯耀世星辉尚未就贺一星、张荣辉、林晖、张颖豪成为霍尔果斯耀世星辉股东事宜办理工商变更登记。个人股东直接持有或间接通过星璀璨和朗玛峰持有霍尔果斯耀世星辉权益；

WHEREAS, the Direct Shareholder directly holds 100% shares in Glory Star (see Schedule 1 attached hereto for details of specific holdings for the Shareholder of Glory Star), among which Shareholder A, Shareholder B, Shareholder C, Shareholder D, Shareholder H, Shareholder I and Shareholder M have filed with Market Supervision Administration Authority for being the shareholders of Glory Star while Shareholder E, Shareholder F, Shareholder G and Shareholder J have not yet accomplished such filings. Individual Shareholder directly or indirectly holds interests in Glory Star through either Xing Cui Can or Everest;

(B)	鉴于，外资企业和霍尔果斯耀世星辉于____年____月____日订立了一份独家服务总协议；

WHEREAS, the WFOE and Glory Star entered into a master exclusive service agreement dated on September 16, 2019;

(C)	鉴于，外资企业、霍尔果斯耀世星辉以及股东于 2019 年 9 月 16 日订立了一份业务合作协议（“业务合作协议”）；

WHEREAS, the WFOE, Glory Star and the Shareholder entered into a business cooperation agreement dated September 16, 2019 (the "Business Cooperation Agreement");

(D)	鉴于，外资企业、霍尔果斯耀世星辉及股东于 2019 年 9 月 16 日订立了一份股权质押协议（“股权质押协议”）；

WHEREAS, the WFOE, Glory Star and the Shareholder entered into a share pledge agreement on September 16, 2019 (the "Share Pledge Agreement");

(E)	鉴于，个人股东分别在本协议签署之日向最终控股股东董事会出具了关于本协议和其在霍尔果斯耀世星辉直接或间接持有的权利和权益的书面股东承诺函（“《个人股东承诺函》”）；并且

WHEREAS, before the date of this agreement, the Individual Shareholder has respectively issued a written confirmation and guarantee letter (the “Individual Shareholder Commitment Letter”) to Ultimate Controlling Shareholder’s Board upon their direct and indirect equity interest held in Glory Star; and

(F)	鉴于，作为外资企业及其关联方为霍尔果斯耀世星辉的业务经营持续提供服务的对价，外资企业要求股东通过本协议向外资企业授予购买股东持有的霍尔果斯耀世星辉全部或部分股权的独家权利，由外资企业或外资企业指定方行使，且股东同意授予外资企业独家购买霍尔果斯耀世星辉全部或部分股权的权利。

WHEREAS, as the consideration for the WFOE and its affiliates to continuously provide Glory Star with services necessary for their business operation, the WFOE has requested the Shareholder to grant the WFOE an exclusive option through this Agreement which can be exercised by the WFOE or the WFOE's designee, and the Shareholder has agreed to grant such exclusive option to purchase all or part of the shares held by the Shareholder in Glory Star.

(G)	有鉴于此，基于本协议包含的前提、陈述、保证、承诺和约定，本协议各方愿意受其法律约束并约定如下：

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

协议

AGREEMENT

1.	标的股权

Target Shares

1.1	股东在此不可撤销地且无任何附加条件地授予外资企业一项选择权，使外资企业在中国法律允许的前提下，要求股东向外资企业或外资企业指定的第三方（“被指定方”）全部或部分（以外资企业的具体要求为准）转让股东持有的霍尔果斯耀世星辉的股权（“标的股权”），且股东应按照外资企业的要求向外资企业和/或被指定方转让标的股权（“股权转让选择权”），除外资企业和/或被指定方外，任何其他第三方均不得享有股权转让选择权。

Shareholders irrevocably and unconditionally grant WFOE an option to require the Shareholder to transfer any and all of the shares of Glory Star that the Shareholder holds (the “Target Shares”) to the WFOE and/or a third party designated by the WFOE (the “Designee”) under applicable PRC laws, in whole or in part, subject to the WFOE’s specific requirements (“Share Transfer Option”), and the Shareholder shall transfer the Target Shares to the WFOE and/or its Designee(s), who shall have exclusive rights over the Share Transfer Option, in accordance with the WFOE’s requirements

1.2	外资企业有权随时行使其全部或部分购买权，取得全部或部分标的股权，且行权次数不限。

The WFOE shall have the right to exercise its purchase right in whole or in part and to acquire the Target Shares in whole or in part without any limit at any time and from time to time.

1.3	外资企业有权指定任何第三方取得全部或部分标的股权，股东不得拒绝，并应按照外资企业的要求向该等被指定方转让全部或部分标的股权。

The WFOE may designate any third party to acquire the Target Shares in whole or in part and the Shareholder shall not refuse and shall transfer the Target Shares in whole or in part to such Designee as requested by the WFOE.

1.4	按本协议向外资企业或其被指定方转让标的股权以前，未经外资企业事先书面同意，股东不得向任何第三方转让标的股权。

Prior to the transfer of the Target Shares to the WFOE or its Designee(s) according to this Agreement, the Shareholder shall not transfer the Target Shares to any third party without the WFOE’s prior written consent.

1.5	股东就于本协议生效前股东之间关于限制霍尔果斯耀世星辉股权转让的相关条款或安排，关于霍尔果斯耀世星辉新增股本及股权转让的优先认购权及优先购买权的相关条款或安排以及任何与霍尔果斯耀世星辉股权处置相关的权利（如有）(合称“原限制性条款和优先权”)不存在任何争议；本协议生效后，股东就原限制性条款和优先权的相关一切权利义务自行消灭，股东不得再以任何形式就原限制性条款和优先权主张履行、违约等相关责任。

There is no dispute among Shareholder regarding the agreement or arrangement which be reached before the execution of this Agreement on the restriction on transfer of shares of Glory Star, the pre-emptive right for increasing capital or transfer of shares of Glory Star, and any rights relating to the disposal of shares of Glory Star (if any) (collectively the “Original Restrictive terms and Pre-emptive right”); with the execution of this Agreement, all rights and obligations arising out of from Original Restrictive terms and Pre-emptive right shall eliminate. Shareholder shall no longer claim for performance, breach of contract, etc. in any form according to Original Restrictive terms and Pre-emptive right.

2.	程序

Procedures

2.1	在签署本协议时，股东应按照本协议附件二规定的格式签署两份未注明日期的《股权转让协议》，并将该文件交付给外资企业，并交付其他为使转让任何本协议项下被购买的股权有效，外资企业要求的及令其满意的所有文件。

Concurrent with the execution of this Agreement, the Shareholder shall sign and deliver to the WFOE the two Share Transfer Agreement with no date specified in the format set forth in Schedule 2 attached hereto; the Shareholder shall also deliver all other documents required and satisfied by the WFOE to make the transfer of any share purchased under this Agreement valid.

2.2	若外资企业根据上述第1.1条规定决定行使股权转让选择权，应向霍尔果斯耀世星辉和股东发出书面通知，其中说明拟受让标的股权的比例、受让方的身份（“股权购买通知”）。霍尔果斯耀世星辉和股东应在股权购买通知之日起的七日内，为办理上述股权转让的登记过户提供必要的全部资料和文件。

If the WFOE decides to exercise the Share Transfer Option pursuant to Section 1.1 hereinabove, it shall send written notice to Glory Star and the Shareholder which specifies the proportion of the Target Shares to be acquired and identifies the transferee (the “Share Purchase Notice”). Glory Star and the Shareholder shall furnish all materials and documents necessary for the registration of said share transfer within seven days after the date of Share Purchase Notice.

2.3	在行使股权转让选择权时，若不止一位股东持有霍尔果斯耀世星辉的股权，则本协议项下的股东和霍尔果斯耀世星辉应促使霍尔果斯耀世星辉的其他股东做出书面说明，同意向外资企业和/或被指定方转让标的股权，并放弃与之相关的任何优先购买权；

If at the time of exercising the Share Transfer Option, more than one shareholder hold shares in Glory Star, the Shareholder and Glory Star shall cause such other shareholders to provide their written consent to the transfer of the Target Shares to the WFOE and/or the Designee(s) and to waive any preemptive right related thereto;

2.4	霍尔果斯耀世星辉和股东应就按本协议和股权购买通知进行的各次标的股权转让，促使股东和外资企业和/或各被指定方（依实际情况而定）之间签署一份股权转让协议；

Glory Star and the Shareholder shall cause a Share Transfer Agreement to be duly executed with respect to each transfer to the WFOE and/or each Designee (whichever is applicable), in accordance with the provisions of this Agreement and the Share Purchase Notice regarding the Target Shares;

2.5	有关各方应签署全部必要的合同、协议或文件，取得全部必要的政府证照和批文，并采取全部必要的行动，从而向外资企业和/或被指定方转让标的股权的所有权（不受任何担保权益的限制），并促使外资企业和/或被指定方成为标的股权的登记所有人。就本条和本协议而言，“担保权益”包括担保、抵押、第三方权利或权益、股票期权、购买权、优先受让权、抵消权、所有权留置或其他担保安排，但不包括本协议和股权质押协议设立的任何担保权益。

The relevant Parties shall execute all necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions to transfer valid ownership of the Target Shares to the WFOE and/or the Designee(s), unencumbered by any security interests, and cause the WFOE and/or the Designee(s) to become the registered owner(s) of the Target Shares. For the purpose of this Section and this Agreement, “security interests” shall include securities, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership retention or other security arrangements, but shall be deemed to exclude any security interest created by this Agreement and the Share Pledge Agreement.

3.	转让价款

Transfer Price

3.1	标的股权的全部转让价款为前述股权转让时中国法律和行政法规允许的最低价格（“转让价格”） 。如果标的股权分批转让，则应按照转让标的股权的比例确定相应的转让价款金额。股东因转让标的股权而获得的全部转让价款以及任何其他相关收益应在取得后立即无偿赠送给外资企业或外资企业指定的实体。

The total transfer price for the Target Shares shall be the lowest price allowable under PRC laws and administrative regulations at the time of said transfer (“Transfer Price”). If the Target Shares are transferred in installments, the due transfer price for each installment shall be determined in accordance with the proportion of Target Shares under said transfer. The Shareholder shall transfer the Transfer Price and affiliated benefits to the WFOE, or the entity designated by the WFOE at nil consideration immediately after receiving the Transfer Price and affiliated benefits for the transfer of Target Shares.

3.2	转让标的股权产生的全部税费、费用和杂费应由各方按照中国法律各自承担。

All the taxes, fees and expenses arising from the transfer of the Target Shares shall be borne by each Party respectively in accordance with the PRC Laws.

4.	承诺

Covenants

4.1	霍尔果斯耀世星辉和股东的承诺

Covenants of Glory Star and the Shareholder

股东（作为霍尔果斯耀世星辉的股东）和霍尔果斯耀世星辉特此承诺如下：

The Shareholder (as the shareholder of Glory Star) and Glory Star hereby covenant as follows:

4.1.1	未经外资企业事先书面同意，其不会通过任何形式补充、变更或修改霍尔果斯耀世星辉的公司章程和内部细则，不会增减霍尔果斯耀世星辉的注册资本，也不会通过其他方式变更霍尔果斯耀世星辉的注册资本结构；

Without the prior written consent of the WFOE, they shall not in any manner supplement, change or amend the articles of association and bylaws of Glory Star, increase or decrease its registered capital, or change the structure of its registered capital in other manners;

4.1.2	其应谨慎、有效地经营霍尔果斯耀世星辉公司业务和处理公司事务，按照良好的财务和商业标准及实务维持霍尔果斯耀世星辉的存续；

They shall maintain Glory Star’s corporate existence in accordance with good financial and business standards and practices by prudently and effectively operating its business and handling its affairs;

4.1.3	未经外资企业事先书面同意，其不会在本协议签署后通过任何方式出售、转让、抵押或处置霍尔果斯耀世星辉的任何资产（除在日常经营过程中产生的资产处置）或霍尔果斯耀世星辉业务或收入中的法定或受益权益，也不会允许设置任何相关的担保权益；

Without the prior written consent of the WFOE, they shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any assets of Glory Star (except in the ordinary course of business), or legal or beneficial interest in the business or revenues of Glory Star, or allow the encumbrance thereon of any security interest;

4.1.4	未经外资企业事先书面同意，其不会发生、继承、担保或承受任何债务，但不包括在正常业务过程中发生的债务；

Without the prior written consent of the WFOE, they shall not incur, inherit, guarantee or assume any debt, except for debts incurred in the ordinary course of business;

4.1.5	其应在经营霍尔果斯耀世星辉全部业务的正常运营过程中，一直保持霍尔果斯耀世星辉的资产价值，不得采取可能对霍尔果斯耀世星辉业务状况和资产价值产生不利影响的任何行为/不作为；

They shall always operate all of Glory Star’s businesses during the ordinary course of business to maintain the asset value of Glory Star and refrain from any action/omission that may adversely affect Glory Star’s operating status and asset value;

4.1.6	未经外资企业事先书面同意，其不会促使霍尔果斯耀世星辉签署任何重大合同，但在正常业务过程中签署的除外（就本段而言，如果一份合同的价值超过人民币100万元，即被视为重大合同）；

Without the prior written consent of the WFOE, they shall not cause Glory Star to execute any material contract, except the contracts executed in the ordinary course of business (for purpose of this subsection, a contract shall be defined as a material one at the amount beyond one million RMB);

4.1.7	未经外资企业事先书面同意，其不会促使霍尔果斯耀世星辉向任何人提供任何贷款或信贷，但正常业务过程中提供的除外；

Without the prior written consent of the WFOE, they shall not cause Glory Star to provide any person with any loan or credit other than in the course of ordinary business;

4.1.8	其应在外资企业提出要求时提供有关霍尔果斯耀世星辉业务经营和财务状况的相关资料；

They shall provide the WFOE with information on Glory Star’s business operations and financial condition at WFOE’s request;

4.1.9	如外资企业要求，其应为霍尔果斯耀世星辉的资产和业务从符合外资企业要求的保险公司处购买并持有保险，保险金额和险种应符合同类公司购买的金额和种类；

If requested by the WFOE, they shall procure and maintain insurance in respect of Glory Star’s assets and business from an insurance carrier acceptable to the WFOE, at an amount and type of coverage typical for companies that operate similar businesses;

4.1.10	未经外资企业事先书面同意，其不会促使或允许霍尔果斯耀世星辉与任何人进行合并或整合或向任何人进行收购或投资，或促使或允许霍尔果斯耀世星辉出售其价值在人民币100万元之上的资产；

Without the prior written consent of the WFOE, they shall neither cause or permit Glory Star to merge, consolidate with, acquire or invest in any person; nor shall they cause or permit Glory Star to sell its assets worth beyond one million RMB;

4.1.11	如发生或可能发生与霍尔果斯耀世星辉的资产、业务或收入相关的任何诉讼、仲裁或行政程序以及可能对霍尔果斯耀世星辉的存续、业务经营、财务状况、资产或商誉产生不利影响的状况，其应立即通知外资企业，并及时采取一切外资企业认可的措施排除该等不利状况或对其采取有效的补救措施；

They shall immediately notify the WFOE of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Glory Star’s assets, business or revenue as well as of any conditions may cause an adverse material impact on Glory Star’s existence, operation, financial status, assets or goodwill; they shall take timely measures approved by the WFOE to eliminate such conditions or make effective remedies against them;

4.1.12	为保持霍尔果斯耀世星辉对其全部资产的所有权，其应签署全部必要或适当的文件，采取全部必要或适当的行为，提交全部必要或适当的控告，或针对全部索赔提出必要和适当的抗辩；

To maintain the ownership by Glory Star of all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

4.1.13	未经外资企业事先书面同意，其应确保霍尔果斯耀世星辉不会通过任何方式向股东分配股息，但在外资企业书面要求时，霍尔果斯耀世星辉应立即向股东分配全部或部分可分配利润，然后再由股东立即并无条件地将上述分配支付或转移至外资企业；

Without the prior written consent of the WFOE, they shall ensure that Glory Star shall not in any manner distribute dividends to its shareholder, provided that upon the WFOE’s written request, Glory Star shall immediately distribute part or all distributable profits to its shareholder who shall in turn immediately and unconditionally pay or transfer to the WFOE any such distribution;

4.1.14	霍尔果斯耀世星辉的董事和/或执行董事的安排和调任应根据业务合作协议第2条的规定执行；

The engagement and replacement of directors and/or executive director of Glory Star shall be carried out in accordance with Section 2 of the Business Cooperation Agreement;

4.1.15	除非中国法律强制要求，未经外资企业事先书面同意，霍尔果斯耀世星辉不得解散或清算；

Unless otherwise mandatorily required by PRC laws, Glory Star shall not be dissolved or liquated without the prior written consent by the WFOE;

4.1.16	在如5.8条所描述的法定清算后，股东将向外资企业全额支付其依法收取的任何剩余款项，或促使发生该等支付行为。如中国法禁止该等支付，股东将在中国法许可的情形下向外资企业或外资企业指定的一方支付该收入。

After the statutory liquidation as described in Section 5.8, the Shareholder shall pay the full amount of any remaining funds collected lawfully to the WFOE or cause such payment to occur. If the PRC laws and regulations prohibits such payment, the Shareholder shall pay such funds to the WFOE or the designated party of the WFOE under the applicable PRC laws and regulations.

4.2	有关霍尔果斯耀世星辉之股权的承诺

Covenants regarding Shares in Glory Star

股东特此承诺如下：

The Shareholder hereby covenants as follows:

4.2.1	未经外资企业事先书面同意，股东不会通过任何方式出售、转让、抵押或处置标的股权的任何法定或受益权益，也不会允许在其上设置任何其他担保权益，但按照股权质押协议对标的股权进行的质押除外；

Without the prior written consent of the WFOE, the Shareholder shall not sell, transfer, mortgage or dispose of in any manner any legal or beneficial interest in the Target Shares or allow the encumbrance thereon of any security interest, except for the pledge placed on the Target Shares in accordance with the Share Pledge Agreement;

4.2.2	股东应促使霍尔果斯耀世星辉的董事会和/或执行董事在未经外资企业事先书面同意情况下, 对以任何方式出售、转让、抵押或处置标的股权的任何法定或受益权益不予批准，也不允许在其上设置任何其他担保权益，但按照股权质押协议对标的股权进行的质押除外；

The Shareholder shall cause the board of directors and/or the executive director of Glory Star not to approve the sale, transfer, mortgage or disposition in any manner of any legal or beneficial interest in the Target Shares or allow the encumbrance thereon of any security interest, without the prior written consent of the WFOE, except for the pledge placed on the Target Shares in accordance with the Share Pledge Agreement;

4.2.3	股东应，并应促使霍尔果斯耀世星辉的董事会和/或执行董事，在未经外资企业事先书面同意情况下, 对霍尔果斯耀世星辉与任何人的合并或整合，或对任何人进行收购或投资不予批准；

The Shareholder shall not to, and shall cause the board of directors and/or the executive director of Glory Star not to, approve the merger or consolidation with any person, or the acquisition of or investment in any person, without the prior written consent of the WFOE;

4.2.4	如发生或可能发生与标的股权相关的任何诉讼、仲裁或行政程序，股东应立即通知外资企业；

The Shareholder shall immediately notify the WFOE of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the Target Shares;

4.2.5	在外资企业随时要求时，股东应及时和无条件地促使标的股权的转让按本协议规定得到批准和完成；

At the request of the WFOE at any time, the Shareholder shall promptly and unconditionally cause the transfer of the Target Shares to be approved and consummated as set forth in this Agreement;

4.2.6	为保持股东对霍尔果斯耀世星辉的所有权，股东应签署全部必要或适当的文件，采取全部必要或适当的行为，提交全部必要或适当的控告，或针对全部索赔提出必要和适当的抗辩；

To the extent necessary to maintain the Shareholder's ownership in Glory Star, the Shareholder shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

4.2.7	如股东从霍尔果斯耀世星辉获得任何利润、分红、股利、股息或清算所得，股东应在遵从中国法律的前提下将其及时赠予外资企业或外资企业指定的任何实体；和

The Shareholder shall promptly donate any profit, interest, dividend or proceeds of liquidation received from Glory Star to the WFOE or any other entity designated by the WFOE to the extent permitted under applicable PRC laws; and

4.2.8	股东应严格遵守本协议以及股东、外资企业和霍尔果斯耀世星辉之间共同或单独签署的其他合同规定，履行其中的义务，不得进行任何可能影响上述协议和合同的有效性和可执行性的作为/不作为。若股东在本协议、或股权质押协议、或对外资企业授权的委托协议及授权委托书项下的股权还留存有任何权利，股东不得行使该等权利，除非按照外资企业的书面指示行事。

The Shareholder shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by and among the Shareholder, the WFOE and Glory Star, perform the obligations hereunder and thereunder, and refrain from any action/omission that may affect the effectiveness and enforceability hereof and thereof. To the extent that the Shareholder has any remaining rights with respect to the shares subject to this Agreement hereunder or under the Share Pledge Agreement or under the proxy agreement and power of attorney granted in favor of the WFOE, the Shareholder shall not exercise such rights except in accordance with the written instructions of the WFOE.

5.	陈述和保证

Representations and Warranties

股东和霍尔果斯耀世星辉特此向外资企业陈述和保证，截至本协议签署日和各标的股权转让日：

The Shareholder and Glory Star hereby represent and warrant to the WFOE as of the date of this Agreement and each date of transfer of the Target Shares, that:

5.1	其有完全的法律行为能力和授权签署本协议和涉及标的股权转让的相关股权转让协议，且具有履行本协议和任何股权转让协议项下义务的能力；

Each of the Shareholder and Glory Star has full legal capacity and authorizations to execute and deliver this Agreement and any relevant Share Transfer Agreement(s) concerning the Target Shares to be transferred thereunder, and to perform their respective obligations under this Agreement and any Share Transfer Agreement(s);

5.2	其在本协议中承担的义务及责任为合法的、有效的、具有约束力的，并可按其条款强制执行；

The obligations and responsibilities of each of the Shareholder and Glory Star in this Agreement are legal, valid, binding and enforceable in accordance with its terms;

5.3	签署和交付本协议或任何股权转让协议以及履行其项下的任何义务，不会：(i) 导致违反任何相关的中国法律；(ii) 与霍尔果斯耀世星辉的公司章程、内部细则或其他组织文件抵触；(iii) 导致违反其订立或对其具有约束力的任何合同或文件，或构成该等合同或文件项下的违约；(iv) 导致违反向其发放的任何证照或许可的任何发放条件和/或持续有效的条件；及 (v) 导致向其发放的任何证照或许可被吊销、没收或附加额外条件；

The execution and delivery of this Agreement or any Share Transfer Agreement(s) and the performance of any obligations under this Agreement or any Share Transfer Agreement(s): (i) do not cause any violation of any applicable PRC laws; (ii) are not inconsistent with the articles of association, bylaws or other organizational documents of Glory Star; (iii) do not cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them; (iv) do not cause any violation of any condition for the grant and/or continued effectiveness of any licenses or permits issued to any of them; and (v) do not cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to any of them;

5.4	股东对标的股权拥有有效和可出售的所有权。除股权质押协议外，股东未对标的股权设置任何担保权益；

The Shareholder has good and merchantable title to the Target Shares. Except for the Share Pledge Agreement, the Shareholder has not placed any security interest on the Target Shares;

5.5	霍尔果斯耀世星辉对其全部资产拥有有效和可出售的所有权，未对上述资产设置任何担保权益，但已向外资企业披露且已获得外资企业书面同意的担保权益除外；

Glory Star has good and merchantable title to all of its assets, and has not placed any security interest on the aforementioned assets, except for encumbrance disclosed to the WFOE for which WFOE's written consent has been obtained;

5.6	霍尔果斯耀世星辉无任何尚未偿还的债务，但不包括 (i) 在正常业务过程中发生的债务；和 (ii) 已向外资企业披露且已获得外资企业书面同意的债务；

Glory Star does not have any outstanding debts, except for (i) debts incurred in the ordinary course of business; and (ii) debts disclosed to the WFOE for which WFOE’s written consent has been obtained;

5.7	霍尔果斯耀世星辉已遵守适用的全部中国法律法规。

Glory Star has complied with all applicable PRC laws and regulations.

5.8	如果霍尔果斯耀世星辉应中国法律要求解散或清算，其应在中国法律许可的范围内，并按中国法律允许的最低价格将其所有的资产出售予外资企业或外资企业指定的其他合格主体。霍尔果斯耀世星辉在届时有效的中国法适用范围内豁免外资企业或其指定之合格主体因此而产生的任何支付义务；或任何该交易产生之收益应在届时有效的中国法适用的范围内，作为独家业务合作协议下之服务费之一部分而支付予外资企业或外资企业指定的合格主体；

If Glory Star is dissolved or liquidated as required by PRC law, it shall sell all its assets to the WFOE or other qualified entities designated by the WFOE within the scope as well as at the lowest price permitted by PRC law. Glory Star shall waive any payment obligation arising from aforementioned condition for the WFOE or its designated qualified entity within the scope of applicable PRC law at that time; or any proceeds arising from the transaction shall be pay towards the WFOE or its designated qualified entity as part of the service fee under the Exclusive Business Cooperation Agreement within the scope of applicable PRC law at that time;

5.9	没有悬而未决的或可能发生的与霍尔果斯耀世星辉的股权、资产有关的诉讼、仲裁或行政程序;

No occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Glory Star’s equity or assets;

5.10	在任何股东发生死亡，丧失行为能力或发生其他可能影响其持有或行使其持有的霍尔果斯耀世星辉的股权的情况下，相关股东的（i）任意继承人或（ii）根据该等股东签署的《股东承诺函》由外资企业指定的自然人或法人（“指定受让人”）将被视为本协议的签署一方，承担相关在本协议下的所有权利和义务。如发生任何继承或《股东承诺函》项下的股权转让，股东将办理一切必要的手续并采取一切必要的行动以促使该等股权转让获取所需的政府审批（如适用）。

In the event of death, incapacity or other conditions may affect the holding or exercise of Shareholder’s equity shares in Glory Star, (i) any one of the heirs of the relevant shareholder or (ii) the person or legal person designated by the WFOE (the “Designated Transferee”) according to Shareholders Commitment Letter issued by the relevant Shareholder will be regard as a party to this Agreement and enjoy the rights and assume the obligations under this Agreement. In the event of any inheritance or equity transfer under the Shareholders Commitment Letter, the Shareholder shall go through all necessary formalities and take all necessary actions to facilitate the transfer of such equity to obtain the required government approval (if applicable).

6.	税务和费用

Taxes and Fees

在编制和签署本协议和股权转让协议，以及完成本协议和股权转让协议拟定的交易过程中，各方应支付依据中国法律征收或发生的全部转让和登记税费、支出和费用。

Each Party shall pay any and all transfer and registration tax, expenses and fees incurred thereby or levied thereon in accordance with the PRC laws in connection with the preparation and execution of this Agreement and the Share Transfer Agreement, as well as the consummation of the transactions contemplated under this Agreement and the Share Transfer Agreement.

7.	保密

Confidentiality

各方承认，各方就本协议交换的任何口头或书面信息均属于保密信息。每一方应对上述全部信息保密，在未取得其他方的书面同意前，不得向任何第三方披露任何相关信息，但下述情况除外：(a) 该信息已经或将被公众所知（但不是因为接受一方的公开披露导致的）；(b) 按照适用法律、法规或股票交易所的要求披露的；或 (c) 任何一方需要向其法律顾问或财务顾问披露的有关本协议项下拟定交易的信息，且该法律顾问或财务顾问受与本款规定相类似的保密义务的制约。如任何一方聘用的任何职员或代理机构披露保密信息，将被视为该方披露了该保密信息并因此承担违约责任。本款规定将在本协议因任何原因终止后持续有效。

The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of other Parties, it shall not disclose any relevant information to any third parties, except under the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or regulations or rules of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, provided that such legal counsel or financial advisor is also bound by confidentiality duties similar to the duties set out in this section. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

8.	转让

Assignment

8.1	未经外资企业事先书面同意，霍尔果斯耀世星辉和股东不得向任何第三方转让各自在本协议项下的任何权利或义务。

Glory Star and the Shareholder shall not assign any of their respective rights or obligations under this Agreement to any third party without the prior written consent of the WFOE.

8.2	霍尔果斯耀世星辉和股东特此同意，外资企业可以其完全自主判断自行转让其在本协议项下的权利和义务，且仅需向霍尔果斯耀世星辉和股东发出转让本协议下权利义务的书面通知。

Glory Star and the Shareholder hereby agree that the WFOE may assign its rights and obligations under this Agreement as the WFOE may decide at its sole discretion, and such assignment shall only be subject to a written notice sent to Glory Star and the Shareholder.

9.	完整协议和协议修改

Entire Agreement and Amendment to Agreement

9.1	本协议及本协议中明确提及或包含的全部约定和/或文件构成有关本协议标的事项的完整约定，并取代此前各方就本协议标的事项达成的全部口头约定、合同、谅解和交流。

This Agreement and all agreements and/or documents mentioned or included explicitly by this Agreement constitute the complete agreement with respect to the subject matter of this Agreement and shall substitute any and all prior oral agreements, contracts, understandings and communications made by the Parties with respect to the subject matter of this Agreement.

9.2	对本协议的任何修改应以书面方式作出，并仅在本协议各方签署后生效。经各方正式签署的修改协议和补充协议构成本协议的组成部分，并与本协议具有同等法律效力。

Any modification of this Agreement shall be made in a written form and shall only become effective upon execution by all Parties of this Agreement. Modifications and supplements to this Agreements duly executed by the Parties shall be parts of this Agreement and shall have the same legal effect as this Agreement.

9.3	如美国全国证券交易商协会自动报价表（“纳斯达克”）或其他监管机构或交易所对本协议提出任何修改意见，或纳斯达克上市规则或相关要求发生任何与本协议有关的变化，各方应据此对本协议进行修订。

If the National Association of Securities Dealers Automated Quotations (“NASDAQ”) or other regulatory authorities or stock exchanges introduce any change to this Agreement, or any changes on NASDAQ listing rules or applicable regulations relating to this Agreement, the Parties shall amend this Agreement accordingly.

9.4	标的股权转让时，若根据当时有效的中国法律和行政法规有必要修改本协议附件二《股权转让协议》的格式，各方应友好协商依照中国法律和行政法规修改上述格式。

In the event that at the time of the Target Shares transfer, it is necessary to modify the form of the “Share Transfer Agreement” set forth in Schedule 2 attached hereto pursuant to the then effective PRC laws and administrative regulations, the Parties shall make such modifications in good faith in compliance with PRC laws and administrative regulations.

9.5	附件是本协议的必要组成部分，与本协议的其他部分具有同等法律效力。

The Schedules are an integral part of this Agreement and have the same legal effects as the other parts of the Agreement.

10.	管辖法律

Governing Law

本协议依中国法律解释并受其管辖。

This Agreement shall be construed in accordance with and governed by the PRC laws.

11.	争议解决

Dispute Resolution

因本协议产生或与本协议相关的任何争议或主张应由各方通过友好协商的方式解决。如果在任何一方要求其他各方通过协商解决争议后30天之内各方未能解决争议，应将争议提交到上海国际经济贸易仲裁委员会，由上海国际经济贸易仲裁委员会按照申请仲裁时该仲裁委员会有效的仲裁规则仲裁解决。仲裁地为上海。仲裁使用的语言应为中文。仲裁庭或仲裁员有权依照本协议项下条款和适用的中国法律裁决给予任何救济，包括临时性的和永久性的禁令救济（例如，就商业行为的禁令救济，或强制转让资产的禁令救济）、合同义务的实际履行、针对霍尔果斯耀世星辉之股权或土地资产的救济措施和针对霍尔果斯耀世星辉的清算令。仲裁裁决具终局性且对各方都有约束力。

Any dispute or claim arising out of or in connection with or relating to this Agreement shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties within 30 days after any Party request to settle the dispute, such dispute shall be submitted to the Shanghai International Economic and Trade Arbitration Commission for arbitration in accordance with its rules of arbitration in effect at the time of applying for such arbitration. The place of arbitration shall be in Shanghai and the arbitration procedure shall be conducted in Chinese language. The arbitral tribunal or the arbitrators shall have the authority to award any remedy or relief in accordance with the terms of this Agreement and applicable PRC laws, including provisional and permanent injunctive relief (such as injunctive relief with respect to the conduct of business or to compel the transfer of assets), specific performance of any obligation created hereunder, remedies over the shares or land assets of Glory Star and winding up orders against Glory Star. The arbitral award shall be final and binding upon all Parties.

在适用的中国法律允许的前提下，在等待组成仲裁庭期间或在适当情况下，协议各方均有权诉诸有管辖权法院寻求临时性禁令救济或其它临时性救济，以支持仲裁的进行。就此，各方达成共识在不违反适用法律的前提下，纽约、开曼群岛、霍尔果斯耀世星辉的注册成立地（即中国北京）及最终控股股东或霍尔果斯耀世星辉主要资产所在地的法院，对前述目的拥有司法管辖权。

To the extent permitted under applicable PRC laws, each of the Parties shall have the right to seek interim injunctive relief or other interim relief from a court of competent jurisdiction in support of the arbitration when formation of the arbitral tribunal is pending or under appropriate circumstances. For this purpose, the Parties agree that, to the extent not against applicable laws, the courts of New York, the courts of the Cayman Islands, the courts of PRC (the registered place of Glory Star) and the courts of the places where the principal assets of Ultimate Controlling Shareholder or Glory Star are located, shall all be deemed to have jurisdiction.

12.	生效日和期限

Effective Date and Term

本协议于文首标明的日期签署并应自该等日期起生效。除非依本协议或各方另行签署的其他协议的规定提前终止，本协议有效期至本协议文首标明之日起第10年止。有效期满后，除非外资企业决定不延长有效期并在有效期届满前30日内书面通知股东和霍尔果斯耀世星辉，上述有效期将无限次延长，每次5年。

This Agreement shall be duly executed and come into effect on the date appearing at the head of this Agreement. Unless terminated earlier in accordance with this Agreement or other agreements entered into among the Parties, this Agreement shall be valid until the tenth year from the date aforementioned. After the expiration of the ten-year period, the validity period shall be extended indefinitely for five years each time, unless the WFOE decides not to extend the period and notify the Shareholder and Glory Star within 30 days before the expiration of the validity period.

13.	终止

Termination

霍尔果斯耀世星辉和股东均无权终止本协议。本协议在以下任何情况下终止，1）外资企业可随时于提前三十(30)天的书面通知霍尔果斯耀世星辉和股东后终止本协议；或2）根据本协议，股东持有的霍尔果斯耀世星辉之股权已全部转让给外资企业和/或其被指定方。

Neither of the Shareholder and Glory Star shall have the right to terminate this Agreement. This Agreement shall be terminated i) by the WFOE at any time with thirty (30) days advance written notice to Glory Star and the Shareholder; or ii) upon the transfer of all the shares held by the Shareholder to the WFOE and/or its Designee(s) pursuant to this Agreement.

14.	损害和赔偿

Indemnities and Remedies

14.1	如一方违反本协议，则该方应就违反本协议而给任何其他方造成的损失、损害、责任、被索赔损失等（“损失”）依照该等其他方的要求立即予以赔偿，但如果任何其他方遭受的损失系由于该其他方或该其他方的董事、管理人员、雇员或者代理自身的故意行为不当、违反法律、违约行为、重大过失等原因造成的，则违约方无需对该其他方予以赔偿。

Any Party shall forthwith on demand indemnify any other Parties against any claim, loss, liability or damage (“Loss”) incurred as a consequence of any breach by such Party of this Agreement provided that no Party shall be liable to indemnify any other Party for any Loss to the extent that such Loss arises from the willful misconduct, breach of applicable law, regulation or contractual obligation or from the material negligence of such other Party or its directors, officers, employees, or agents.

14.2	除法律明确规定外，股东及霍尔果斯耀世星辉均无权因外资企业违反合同而终止本协议。

Except as expressly provided by law, the Shareholder and Glory Star will not be entitled to terminate this Agreement due to a breach of contract by the WFOE.

14.3	各方同意本协议终止或失效时，本条仍然有效。

The Parties agree that this section shall survive the termination or expiration of this Agreement.

15.	通知

Notices

任何一方按本协议规定发出的通知或其他通信应以英文或中文语书写，并可以专人递送、挂号邮寄、邮资预付邮寄、或受承认的专递服务或发送传真的形式发送到有关各方不时指定的收件地址。通知被视为实际到达的日期，应按如下方式确定：(a) 专人递送的通知，专人递送当日即视为已实际送达；(b)用信函发出的通知，则在邮资付讫的航空挂号信寄出日（依邮戳为准）后的第十（10）天，即视为已实际送达，或在送交国际认可的专递服务公司后的第四（4）天，即视为已实际送达；以及(c)用传真发送的通知，在有关文件的传送确认单上所显示的接收时间，即视为已实际送达。

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of each relevant party as specified by such party from time to time. The date when a notice is deemed to be duly served shall be determined as follows: (a) a notice delivered personally is deemed duly served upon delivery; (b) a notice sent by mail is deemed duly served on the tenth (10th) day after the date when the postage prepaid registered airmail is posted (as evidenced by the postmark), or on the fourth (4th) day after the date when the notice is delivered to an internationally-recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon receipt as evidenced by the time shown in the transmission confirmation for the relevant documents.

为通知的目的，各方地址如下：

For the purpose of notification, the addresses of the Parties are as follows:

公司： 耀世星辉新文娱（北京）科技有限公司

Company: Glory Star New Media (Beijing) Technology Co., Ltd.

地址： 中国北京市朝阳区驼房营路8号新华科技大厦B座22层

Address: 22nd Floor, Block B, Xinhua Technology Building, No. 8 Tuofangying Road, Chaoyang District, Beijing, China

收件人： 唐庆飞

Recipient: Qingfei Tang

公司： 霍尔果斯耀世星辉文化传媒有限公司

Company: Horgos Glory Star Media Co., Ltd.

地址： 中国北京市朝阳区驼房营路8号新华科技大厦B座22层

Address: 22nd Floor, Block B, Xinhua Technology Building, No. 8 Tuofangying Road, Chaoyang District, Beijing, China

收件人： 唐庆飞

Recipient: Qingfei Tang

公司： 星璀璨国际传媒（北京）有限公司

Company: Xing Cui Can International Media (Beijing) Co., Ltd.

地址： 中国北京市朝阳区驼房营路8号新华科技大厦B座22层

Address: 22nd Floor, Block B, Xinhua Technology Building, No. 8 Tuofangying Road, Chaoyang District, Beijing, China

收件人： 唐庆飞

Recipient: Qingfei Tang

姓名： 张兵

Name: Zhang Bing

地址： 中国北京市朝阳区驼房营路8号新华科技大厦B座22层

Address: 22nd Floor, Block B, Xinhua Technology Building, No. 8 Tuofangying Road, Chaoyang District, Beijing, China

姓名： 陆伽

Name: Lu Jia

地址： 中国北京市朝阳区驼房营路8号新华科技大厦B座22层

Address: 22nd Floor, Block B, Xinhua Technology Building, No. 8 Tuofangying Road, Chaoyang District, Beijing, China

姓名： 张冉

Name: Zhang Ran

地址： 中国北京市朝阳区驼房营路8号新华科技大厦B座22层

Address: 22nd Floor, Block B, Xinhua Technology Building, No. 8 Tuofangying Road, Chaoyang District, Beijing, China

姓名： 贺一星

Name: He Yixing

地址： 中国北京市朝阳区驼房营路8号新华科技大厦B座22层

Address: 22nd Floor, Block B, Xinhua Technology Building, No. 8 Tuofangying Road, Chaoyang District, Beijing, China

姓名： 张荣辉

Name: Zhang Ronghui

地址： 中国北京市朝阳区驼房营路8号新华科技大厦B座22层

Address: 22nd Floor, Block B, Xinhua Technology Building, No. 8 Tuofangying Road, Chaoyang District, Beijing, China

姓名： 林晖

Name: Lin Hui

地址： 中国北京市朝阳区驼房营路8号新华科技大厦B座22层

Address: 22nd Floor, Block B, Xinhua Technology Building, No. 8 Tuofangying Road, Chaoyang District, Beijing, China

姓名： 金晖

Name: Jin Hui

地址： 中国北京市朝阳区驼房营路8号新华科技大厦B座22层

Address: 22nd Floor, Block B, Xinhua Technology Building, No. 8 Tuofangying Road, Chaoyang District, Beijing, China

姓名： 郦韩英

Name: Li Hanying

地址： 中国北京市朝阳区驼房营路8号新华科技大厦B座22层

Address: 22nd Floor, Block B, Xinhua Technology Building, No. 8 Tuofangying Road, Chaoyang District, Beijing, China

姓名： 张颖豪

Name: Zhang Yinghao

地址： 中国广东省东莞市万江区官桥滘龙湾公园正门

Address: Guanqiao Jiaolongwan Park, Wanjiang district, Dongguan, Guangdong, China

姓名： 肖建聪

Name: Xiao Jiancong

地址： 中国北京市海淀区北四环西路58号理想国际大厦18层

Address: 18th Floor, Iideal International Building, No. 58 North Fourth Ring West Road, Haidian District, Beijing, China

姓名： 梁显宏

Name: Liang Xianhong

地址： 中国北京市海淀区北四环西路58号理想国际大厦18层

Address: 18th Floor, Iideal International Building, No. 58 North Fourth Ring West Road, Haidian District, Beijing, China

公司： 北京朗玛峰创业投资管理有限公司

Company: Everest Venture Capital Investment Co.,Ltd

地址： 中国北京市海淀区北四环西路58号理想国际大厦18层

Address: 18th Floor, Iideal International Building, No. 58 North Fourth Ring West Road, Haidian District, Beijing, China

收件人： 李运喜

Recipient: Li Yunxi

任何一方均可按本条条款通过向其他各方发出通知随时更改其通知的收件地址。

Any Party may change the address at any time by giving notice to other parties in accordance with the terms of this Section.

16.	可分割性

Severability

如果本协议项下的任何条款因与有关法律不一致而无效或不可执行，则该条款仅在有关法律的管辖范围之内被视为无效或不可执行，并且本协议其他条款的有效性、合法性和可执行性不受其影响。

If any provision of this Agreement is judged to be invalid or unenforceable because it is inconsistent with applicable laws, such invalidity or unenforceability shall be only with respect to such laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected.

17.	继任者

Successor

本协议对各方各自的继任者和该等各方所允许的受让方均具有约束力。

This Agreement is binding on the respective successors of the Parties and the transferees permitted by such parties.

18.	继续有效

Continually Effective

18.1	本协议期满或提前终止前因本协议而发生的或到期的任何义务在本协议期满或提前终止后应继续有效。

Any obligations arising or due under this Agreement prior to the expiration or early termination shall be continually effective after the expiration or early termination.

18.2	第10、11、15条和本第18条的规定在本协议终止后应继续有效。

Section 10, 11, 15 and 18 shall continue to be valid after the termination of this Agreement.

19.	弃权

Waiver

任何一方均可以对本协议的条款和条件作出弃权，但该等弃权必须经书面作出并须经各方签字。任何一方在某种情况下就其他各方的违约所作出的弃权不应被视为该等一方在其他情况下就类似的违约作出弃权。

Any Party may waive the terms and the conditions in this Agreement, but such waiver shall be made in written form and signed by all parties. Waiver to breach of any terms hereunder by one party shall not be deemed as a waiver to similar breach in other circumstances.

20.	文本

Counterparts

本协议正本一式十六(16)份，每方各执一份，其余由外资企业持有。所有原件具有同等法律效力。本协议可以一份或多份副本形式签署。

This Agreement shall be executed in sixteen originals by all Parties, with each Party holding one original and the WFOE holding the rest. All originals shall have the same legal effect. The Agreement may be executed in one or more counterparts.

21.	语言

Languages

本协议英文和中文文本具有同等法律效力。英文和中文若有不一致，以中文文本为准。

Both Chinese and English versions of this Agreement shall have equal validity. In case of any discrepancy between the English version and the Chinese version, the Chinese version shall prevail.

[后附签字页Signature Pages Follow]

有鉴于此，各方于文首所述日期正式签署本协议。

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

耀世星辉新文娱（北京）科技有限公司

Glory Star New Media (Beijing) Technology Co., Ltd.

授权代表：

Authorized Representative:

签字/Signature:	/s/ [Illegible]

盖章：（公章）

Seal: (Seal)

有鉴于此，各方于文首所述日期正式签署本协议。

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

霍尔果斯耀世星辉文化传媒有限公司

Horgos Glory Star Media Co., Ltd.

授权代表

Authorized Representative:

签字/Signature:	/s/ [Illegible]

盖章：（公章）

Seal: (Seal)

有鉴于此，各方于文首所述日期正式签署本协议。

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

星璀璨国际传媒（北京）有限公司

Xing Cui Can International Media (Beijing) Co., Ltd.

授权代表

Authorized Representative:

签字/Signature:	/s/ [Illegible]

盖章：（公章）

Seal: (Seal)

有鉴于此，各方于文首所述日期正式签署本协议。

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

张兵

Zhang Bing

签字/Signature:	/s/ Zhang Bing

有鉴于此，各方于文首所述日期正式签署本协议。

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

陆伽

Lu Jia

签字/Signature:	/s/ Lu Jia

有鉴于此，各方于文首所述日期正式签署本协议。

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

张冉

Zhang Ran

签字/Signature:	/s/ Zhang Ran

有鉴于此，各方于文首所述日期正式签署本协议。

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

贺一星

He Yixing

签字/Signature:	/s/ He Yixing

有鉴于此，各方于文首所述日期正式签署本协议。

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

张荣辉

Zhang Ronghui

签字/Signature:	/s/ Zhang Ronghui

有鉴于此，各方于文首所述日期正式签署本协议。

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

林晖

Lin Hui

签字/Signature:	/s/ Lin Hui

有鉴于此，各方于文首所述日期正式签署本协议。

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

金晖

Jin Hui

签字/Signature:	/s/ Jin Hui

有鉴于此，各方于文首所述日期正式签署本协议。

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

郦韩英

Li Hanying

签字/Signature:	/s/ Li Hanying

有鉴于此，各方于文首所述日期正式签署本协议。

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

张颖豪

Zhang Yinghao

签字/Signature:	/s/ Zhang Yinghao

有鉴于此，各方于文首所述日期正式签署本协议。

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

肖建聪

Xiao Jiancong

签字/Signature:	/s/ Xiao Jiancong

有鉴于此，各方于文首所述日期正式签署本协议。

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

梁显宏

Liang Xianhong

签字/Signature:	/s/ Liang Xianhong

有鉴于此，各方于文首所述日期正式签署本协议。

IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

北京朗玛峰创业投资管理有限公司

Everest Venture Capital Investment Co., Ltd

授权代表

Authorized Representative:

签字/Signature:	/s/ [Illegible]

盖章：（公章）

Seal: (Seal)

附件一

Schedule 1

霍尔果斯耀世星辉股东情况

Holdings of the Shareholder

序号 Number	股东名称 Name	认缴注册资本 （元） Subscription of Registered Capital (RMB)	持股比例 Shareholding Ratio
1	星璀璨 Xing Cui Can[1]	2,303,000	43.45%
2	张兵Zhang Bing	1,737,130	32.78%
3	张冉 Zhang Ran	150,000	2.83%
4	陆伽 Lu Jia	150,000	2.83%
5	林晖Lin Hui	57,143	1.08%
6	朗玛峰 Everest[2]	200,000	3.77%
7	郦韩英 Li Hanying	50,000	0.94%
8	金晖 Jin Hui	30,000	0.57%
9	张荣辉 Zhang Ronghui	312,550	5.90%
10	贺一星 He Yixing	37,500	0.71%
11	张颖豪 Zhang Yinghao	272,727	5.15%
合 计 Sum		5,300,050	100.00%

1 星璀璨全部股权由张兵（持有53.50%股权），陆伽（持有35.67%股权），张冉（持有10.13%股权），张荣辉（持有0.10%股权），贺一星（持有0.10%股权），林晖（持有星璀璨0.10%股权），金晖（持有0.10%股权），郦韩英（持有0.10%股权），张颖豪（持有0.10%股权）及肖建聪（持有0.10%股权）持有。

Xing Cui Can's 100% equity interest is collectively held by Zhang Bing (53.50%), Lu Jia (35.67%), Zhang Ran (10.13%), Zhang Ronghui (0.10%), He Yixing (0.10%), Lin Hui (0.10%), Jin Hui (0.10%), Li Hanying (0.10%), Zhang Yinghao (0.10%) and Xiao Jiancong (0.10%).

2 朗玛峰全部股权由肖建聪（持有99.80%股权）及梁显宏（持有0.20%股权）持有。

Everest's 100% equity interest is collectively held by Xiao Jiancong (99.80%) and Liang Xianhong (0.20%).

附件二
Schedule 2

股权转让协议
Share Transfer Agreement

本股权转让协议（“本协议”）由以下各方在中国北京订立：

This Share Transfer Agreement (this “Agreement”) is entered into in Beijing, China by:

转让方Transferor:：星璀璨国际传媒（北京）有限公司 Xing Cui Can International Media (Beijing) Co., Ltd.

张兵 Zhang Bing

张冉 Zhang Ran

陆伽 Lu Jia

林晖 Lin Hui

北京朗玛峰创业投资管理有限公司 Everest Venture Capital Investment Co., Ltd

郦韩英 Li Hanying

金晖 Jin Hui

张荣辉 Zhang Ronghui

贺一星 He Yixing

张颖豪 Zhang Yinghao

受让方Transferee：耀世星辉新文娱（北京）科技有限公司Glory Star New Media (Beijing) Technology Co., Ltd.

（以上转让方和受让方各称为“一方”，合称为“双方”）。

(Each of Transferor and Transferee, a “Party”, and collectively the “Parties”).

鉴于，转让方、受让方以及霍尔果斯耀世星辉已于          年          月          日签订独家购股权协议，由转让方授予受让方一项购买转让方所持有的全部或部分霍尔果斯耀世星辉股权的不可撤销的、专有的选择权（“独家购股权协议”）；

WHEREAS, the Transferor, the Transferee and Glory Star entered into an Exclusive Option Agreement dated on ___________, _____, in which the Transferor agreed to grant the Transferee an irrevocable and exclusive option to purchase all or part of the shares held by the Transferor in Glory Star (the “Exclusive Option Agreement”).

双方现就股权转让约定如下：

NOW, the Parties agree as follows concerning the share transfer:

1.	拟转让的股权

Target Shares

1.1	转让方同意将所持有的霍尔果斯耀世星辉_____%股权转让给受让方，受让方同意受让上述股权。

The Transferor agrees to transfer to the transferee_____ % of shares of Glory Star held by the Transferor, and the Transferee agrees to accept said shares.

1.2	转让方在此放弃、且同意促成放弃，在适用的中国法律、公司章程或其他规定下可能对股权转让存在任何限制的优先权。

The Transferor hereby waives and agree to facilitate to waive any pre-emption rights that may constitute any impediment on the equity transfer under applicable PRC laws, Articles of Association and other agreements.

2.	价格及支付方式

Price and Payment

2.1	转让股权的转让总价为__________________人民币。

The total transfer price for the target shares is RMB ______.

2.2	受让方支付的股权价格，应在转让股权正式转让至受让方名下之日（即公司换发新的企业营业执照之日）起两个月内，以人民币现汇至转让方指定帐户。

The transfer price paid by the Transferee shall be remitted to the designated account of the Transferor in RMB within two months from the date of the transfer of shares to the Transferee (namely, the date of the issuance of renewed business license).

3.	责任和义务

Responsibilities and Obligations

3.1	转让方责任和义务

The Transferor’s Responsibilities and Obligations

(a)	除履行购买权协议和股权质押协议外，转让方保证其向受让方转让的股权之上不存在任何第三方权益，且附带有在本协议日期的所有权利、收益、股息及权益，无法律瑕疵，可以对抗任何第三人。

In addition to performing the Exclusive Option Agreement and Share Pledge Agreement, the Transferor warrants that there is no interest of any third party in the share transferred to the transferee, and all the rights, benefits, dividends and interests that attached to the share at the date of this Agreement have no legal flaws and are defensible against any third party’s claim.

(b)	转让方在本协议日期之后的30日以内，将办理、并/或促使公司办理向中国有关部门申请本次股权转让之审批及变更登记等有关手续，以使本协议拟定的股权变更生效（若适用）。转让方将尽最大的努力尽快办理并在尽可能短的时间内获得这样的批准和登记。

Within 30 days after the date of this Agreement, the Transferor shall complete, and/or prompt to obtain the approval/complete the filings regarding the share transfer contemplated hereof required by the relevant PRC authorities so as to make the share transfer proposed in this Agreement in effect(if applicable). The transferor shall make his best commercial effort to get the approval and fulfil the registration within the shortest possible time.

3.2	受让方责任和义务

The Transferee’s Responsibilities and Obligations

(a)	按照本协议第2条之规定向转让方足额支付价款。

The Transferee shall pay the Transferor the Transfer Price in full amount pursuant to Section 2 in this Agreement.

(b)	向转让方提供办理第3.1(b)条中提到的本次股权转让手续的合理协助。

The Transferee shall provide the Transferor with reasonable assistance that when the Transferor complete the share transfer formalities pursuant to Section 3.1(b) in this Agreement.

4.	损害和赔偿

Indemnities and Remedies

如一方违反本协议，则该方应就违反本协议而给另一方造成的损失、损害、责任、被索赔损失等（“损失”）依照另一方的要求立即予以赔偿，但如果另一方遭受的损失系由于该方或该方的董事、管理人员、雇员或者代理自身的故意行为不当、违反法律、违约行为、重大过失等原因造成的，则违约方无需对另一方予以赔偿。

Any Party shall forthwith on demand indemnify the other Party against any claim, loss, liability or damage (“Loss”) incurred as a consequence of any breach by such Party of this Agreement provided that no Party shall be liable to indemnify the other Party for any Loss to the extent that such Loss arises from the willful misconduct, breach of applicable law, regulation or contractual obligation or from the material negligence of such other Party or its directors, officers, employees, or agents.

5.	保密

Confidentiality

各方承认，各方就本协议交换的任何口头或书面信息均属于保密信息。每一方应对上述全部信息保密，在未取得另一方的书面同意前，不得向任何第三方披露任何相关信息，但下述情况除外：(a) 该信息已经或将被公众所知（但不是因为接受一方的公开披露导致的）；(b) 按照适用法律、法规或股票交易所的要求披露的；或 (c) 任何一方需要向其法律顾问或财务顾问披露的有关本协议项下拟定交易的信息，且该法律顾问或财务顾问受与本款规定相类似的保密义务的制约。如任何一方聘用的任何职员或代理机构披露保密信息，将被视为该方披露了该保密信息并因此承担违约责任。本款规定将在本协议因任何原因终止后持续有效。

The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of the other Party, it shall not disclose any relevant information to any third parties, except under the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving party); (b) information disclosed as required by applicable laws or regulations or rules of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, provided that such legal counsel or financial advisor is also bound by confidentiality duties similar to the duties set out in this section. Disclosure of any confidential information by the staff members or agency hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

6.	管辖法律和争议解决

Governing Law and Dispute Resolution

6.1	本协议依中国法律解释并受其管辖。

This Agreement shall be construed in accordance with and governed by the PRC laws.

6.2	因本协议产生或与本协议相关的任何争议或主张应由各方通过友好协商的方式解决。如果在任何一方要求通过协商解决争议后30天之内双方未能就该等争议的解决达成一致，则任何一方均可将有关争议提交给上海国际经济贸易仲裁委员会，由该会按照其届时有效的仲裁规则仲裁解决。仲裁应在上海进行，仲裁使用的语言应为中文。仲裁裁决应是终局性的并对双方均有约束力。

Any dispute or claim arising out of or in connection with or relating to this Agreement shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties within 30 days after any party request to settle the dispute, such dispute shall be submitted to the Shanghai International Economic and Trade Arbitration Commission] for arbitration in accordance with its rules of arbitration in effect at the time of applying for such arbitration. The place of arbitration shall be in Shanghai and the arbitration procedure shall be conducted in Chinese language. The arbitral award shall be final and binding upon both Parties.

6.3	在适用的中国法律允许的前提下，在等待组成仲裁庭期间或在适当情况下，协议各方均有权诉诸有管辖权法院寻求临时性禁令救济或其它临时性救济，以支持仲裁的进行。就此，各方达成共识在不违反适用法律的前提下，纽约、开曼群岛、霍尔果斯耀世星辉的注册成立地（即中国北京）及最终控股股东或霍尔果斯耀世星辉主要资产所在地的法院，对前述目的拥有司法管辖权。

To the extent permitted under applicable PRC laws, each of the Parties shall have the right to seek interim injunctive relief or other interim relief from a court of competent jurisdiction in support of the arbitration when formation of the arbitral tribunal is pending or under appropriate circumstances. For this purpose, the Parties agree that, to the extent not against applicable laws, the courts of New York, the courts of the Cayman Islands, the courts of Beijing (the registered place of Glory Star) and the courts of the places where the principal assets of the Ultimate Controlling Shareholder or Glory Star are located, shall all be deemed to have jurisdiction.

7.	费用

Fees

一切与本协议有关的费用及实际开支，其中包括但不限于法律费用、工本费、印花税以及任何其他税收、费用等由转让方、受让方各自承担各自应当承担的部分。

Each Party shall pay its own costs and disbursements of and incidental to this Agreement, including legal fee, cost of production, Stamp duty and any other taxes and fees.

8.	可分割性

Severability

如果本协议项下的任何条款因与有关法律不一致而无效或不可执行，则该条款仅在有关法律的管辖范围之内被视为无效或不可执行，并且本协议其他条款的有效性、合法性和可执行性不受其影响。

If any provision of this Agreement is judged to be invalid or unenforceable because it is inconsistent with applicable laws, such invalidity or unenforceability shall be only with respect to such laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected.

9.	协议的修改补充

Amendment and Supplement to Agreement

双方应以书面协议方式对本协议做出修改和补充。经过双方适当签字的有关本协议的修改和补充是本协议的组成部分，具有与本协议同等的法律效力。

Any modification or supplement of this Agreement shall be made in a written form. Modifications and supplements to this Agreements duly executed by the Parties shall be parts of this Agreement and shall have the same legal effect as this Agreement.

10.	其它

Miscellaneous

10.1	本协议正本一式____份，双方各持1份，具有同等的法律效力。

This Agreement shall be executed in ____ originals by all Parties, with each Party holding one original. All originals shall have the same legal effect.

10.2	本协议自双方签字盖章之日起生效。

This Agreement shall come into effect immediately after all Parties put their signatures and seals on.